Exhibit 99.(e)(i)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is made as of October 3, 2022 between Cullen Funds Trust, a Delaware statutory trust (the “Trust”), and Paralel Distributors LLC, a Delaware limited liability company, its successors and assigns (“Paralel”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, presently consisting of the portfolios listed in Appendix A (each a Fund, and together, the “Funds”);

WHEREAS, the Trust and Paralel desire to enter into an agreement pursuant to which Paralel shall provide Services (as defined below) to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Paralel Appointment and Duties.

(a)	The Trust hereby appoints Paralel to provide the distribution services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth (“Services”). Paralel hereby accepts such appointment and agrees to furnish the Services. Paralel shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. The Trust acknowledges that Paralel does not render legal, tax or investment advice and that Paralel is not a registered broker-dealer.

(b)	Paralel may employ or associate itself with such person(s) or organization(s) as Paralel believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of Paralel, and the Trust shall bear no cost or obligation with respect thereto; and provided further that Paralel shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	Paralel Compensation; Expenses.

(a)	Paralel will bear all expenses in connection with the Services under this Agreement, except as otherwise provided herein. Paralel will not bear any of the costs of Trust personnel. Trust or Fund expenses incurred shall be borne by the Trust or the Fund’s investment advisor (or sub-advisor), including, but not limited to, initial organization and offering expenses; litigation expenses; expenses related to any requests from or as otherwise required by any regulatory body concerning the Trust or the Trust’s investment advisor (or sub-advisor); taxes; costs of preferred shares; listing expenses; expenses related to assistance with any tender offers or repurchase offers (if applicable); transfer agency and custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Trust’s trustees or directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); fees and expenses upon termination as provided in this Agreement.

3.	Right to Receive Advice.

(a)	Advice of the Trust and Service Providers. If Paralel is in doubt as to any action it should or should not take, Paralel may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment advisor, sub-advisor, custodian or other service providers.

(b)	Advice of Counsel. If Paralel is in doubt as to any question of law pertaining to any action it should or should not take, Paralel may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s independent board members, the Trust’s investment advisor, sub-advisor, or Paralel, at the option of Paralel).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions Paralel receives from the Trust or any service provider and the advice Paralel receives from counsel, Paralel may in its sole discretion rely upon and follow the advice of counsel. Paralel will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, Paralel will provide the Trust with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	Paralel shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence or reckless disregard by Paralel in the performance of its duties, obligations or responsibilities set forth in this Agreement, Paralel and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to Paralel by the Trust, a Fund’s adviser or sub-adviser, custodian or other service providers;

(ii)	the inaccuracy of any disclosure contained in any Fund registration statement (including any prospectus), and or any advertisements and sales literature prepared by the Trust or any Fund, or any of the Trust’s or a Fund’s agents;

(iii)	any error of judgment or mistake of law of Paralel in connection with the matters to which this Agreement relates;

(iv)	any actions taken on advice of counsel;

(v)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control;

(vi)	Paralel’ reliance on any instruction, direction, notice, instrument or other information that Paralel reasonably believes to be genuine;

(vii)	loss of data or service interruptions caused by equipment failure; or

(viii)	any other action or omission to act which Paralel takes in connection with the provision of Services to the Trust.

(c)	Paralel shall be entitled to rely on information and data provided by third-party service provider(s), and Paralel shall have no liability and shall be fully indemnified by the Trust for any losses or claims (as described in Section 4(b)) with respect to such reliance.

(d)	Paralel shall indemnify and hold harmless the Trust, a Fund’s investment adviser/sub-adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising, as determined by a court of competent jurisdiction to have resulted directly or indirectly from Paralel’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement,

(e)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(f)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.	Force Majeure. Other than as to payment obligations, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.	Activities of Paralel. The Services rendered by Paralel under this Agreement are not to be deemed exclusive and Paralel shall be free to render similar services to others. The Trust recognizes that, from time to time, directors, officers and employees of Paralel may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Paralel as part of their name and that Paralel or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.	Accounts and Records. The accounts and records maintained by Paralel shall be the property of the Trust. Paralel shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Paralel shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during Paralel’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Paralel to the Trust at the Trust’s expense. Paralel shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by Paralel or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. The Trust agrees to cooperate with Paralel and take delivery of Fund records within 120 days of termination of this Agreement and to pay all reasonable costs associated with the return of Fund records to the Trust.

8.	Confidential and Proprietary Information. Paralel agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust. Paralel further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where Paralel may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, Paralel shall use reasonable commercial efforts to request confidential treatment of such information. Paralel shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

9.	Compliance with Rules and Regulations. Paralel shall comply (and to the extent Paralel takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which Paralel has knowledge (it being understood that Paralel is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to Paralel). Except as set out in this Agreement, Paralel assumes no responsibility for such compliance by the Trust. Paralel shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services, and shall provide to the Trust a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Trust. Paralel shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

10.	Representations and Warranties of Paralel. Paralel represents and warrants to the Trust that:

(a)	It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(b)	It is empowered under applicable laws and by its Certificate of Formation and Operating Agreement to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained (or will timely obtain) all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement. Its execution, delivery or performance of this Agreement will not conflict with or violate (a) any provision of the organizational or governance documents of Paralel or (b) any law applicable to Paralel.

11.	Representations and Warranties of the Trust. The Trust represents and warrants to Paralel at the time of execution and continuing throughout this Agreement:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company

(b)	It is empowered under applicable laws and by its Declaration of Trust and Bylaws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust will not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Paralel hereunder without the prior written approval of Paralel, which approval shall not be unreasonably withheld or delayed.

(e)	The (i) execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which Fund is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by Paralel and Trust, this Agreement will be a valid and binding obligation of Trust and its Funds.

(f)	The officer position(s) filled by Paralel, to the extent applicable, shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Trust shall provide Paralel with proof of current coverage, including a copy of the Policy, and shall notify Paralel immediately should the Policy be cancelled or terminated.

(g)	The Trust’s officer position(s) filled by Paralel are named officer(s) in the Trust’s corporate resolutions and are subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

(h)	All Shares to be sold by the Trust (including its Funds), including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(i)	Each Fund’s the Registration Statement, and Prospectus included therein, have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

(j)	The Registration Statement (at the time of its effectiveness) and any advertisements and sales literature prepared by the Trust, a Fund or any of its agents (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to Paralel pursuant to this Agreement shall be true and correct in all material respects.

12.	Documents. The Trust has furnished or will furnish, upon request, Paralel with copies of the Trust’s Organizational Documents, advisory agreement, sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to Paralel a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to Paralel any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Between the Parties. Paralel and the Trust shall regularly consult with each other regarding Paralel’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to Paralel at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14.	Assistance with Regulatory Examinations.

(a)	Examinations. Paralel shall provide reasonable assistance in connection with any examination of or inquiry related to the Trust by a regulatory authority that includes a review of Fund records maintained by Paralel.

15.	Business Continuity Plan. Paralel shall maintain in effect a business continuity plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Paralel shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

16.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Terms. This Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively, with the Initial Term, a “Term”) provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of the Trust, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval

(c)	1940 Act Termination. This Agreement is terminable without penalty on sixty (60) days’ written notice by the Trust’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund of the Trust, or by Paralel.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, Paralel agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event Paralel gives notice of termination under this Agreement, it will continue to provide the Services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust.

17.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of Paralel, or by Paralel without the prior written consent of the Trust (except for assignment by Paralel to a subsidiary affiliate).

18.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.	Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of written confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

To Paralel:

Paralel Distributors LLC

1700 Broadway Suite 1230

Denver, Colorado 80290

Attn: General Counsel

Email: legalnotice@paralel.com; chris@paralel.com

To the Trust:

Cullen Funds

c/o Cullen Capital Management LLC

645 Fifth Avenue

Suite 1201

New York, NY 10022

Attn: Treasurer, Chief Compliance Officer

Email: jbattaglia@schafer-cullen.com

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.	Entire Agreement. This Agreement, together with any Appendices embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Paralel may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.	Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 11(f), 11(g), 16 (as applicable), 18, 23 and this Section 24 hereof shall survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CULLEN FUNDS TRUST,
A Delaware statutory trust

By:	/s/ Jeffery Battaglia
Name:	Jeffery Battaglia
Title:	Treasurer

PARALEL DISTRIBUTORS LLC,
A Delaware limited liability company

By:	/s/ Brad Swenson
Name:	Brad Swenson
Title:	President

APPENDIX A

LIST OF FUNDS AND SHARE CLASSES

	Retail Shares	C Shares	I Shares	R1 Shares	R2 Shares
Cullen High Dividend Equity Fund	X	X	X	X	X
Cullen International High Dividend Fund	X	X	X	X	X
Cullen Small Cap Value	X	X	X	X	X
Cullen Value Fund	X	X	X
Cullen Emerging Markets High Dividend Fund	X	X	X
Cullen Enhanced Equity Income Fund	X	X	X

APPENDIX B

SERVICES AND RESPONSIBILITIES

Sales of Shares.

(a)	The Trust grants to Paralel the right to sell the Shares as agent on behalf of the Funds, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended (the “1940 Act”), and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. Paralel shall have the right to sell, as agent on behalf of the Trust, the Shares covered by the registration statement, prospectus and statement of additional information for the Trust then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to Paralel shall be exclusive, except that the Trust reserves the right to sell Shares directly to investors on applications received and accepted by the Trust.

(c)	Except as otherwise noted in the Trust’s current prospectus and/or statement of additional information, all Shares sold to investors by Paralel or the Trust will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Fund’s current prospectus and/or statement of additional information.

(d)	The Trust shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by the Trust or by another entity on behalf of the Trust. Paralel has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)	The Trust reserves the right to suspend sales and Paralel’ authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(f)	In consideration of these rights granted to Paralel, Paralel agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion, in consultation with the Trust, as it believes is reasonable in connection with such solicitation. Paralel shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent Paralel from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. Paralel will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)	Paralel is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for Paralel’ use. Consistent with the foregoing, Paralel may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Trust, provided such sales literature complies with applicable law and regulations.

(h)	The Trust agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Trust shall make available to Paralel, at the applicable Fund’s expense, such number of copies of its prospectus, statement of additional information, and periodic reports as Paralel may reasonably request. The Trust shall furnish to Paralel copies of all information, financial statements and other papers, which Paralel may reasonably request for use in connection with the distribution of Shares of the Funds.

(i)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Paralel may designate. The Trust must notify Paralel in writing of the states in which the Shares may be sold and must notify Paralel in writing of any changes to the information contained in the previous notification.

(j)	The Trust shall not use the name of Paralel, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of Paralel (which shall not be unreasonably withheld); provided, however, that Paralel hereby approves all lawful uses of the names of Paralel and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

(k)	Paralel will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Trust’s transfer agent.

(l)	The Trust agrees to issue Shares of the Funds and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as Paralel has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

(m)	The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to Paralel, at Paralel’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as Paralel may reasonably request. The Trust will furnish to Paralel copies of all information, financial statements and other papers, which Paralel may reasonably request.

(n)	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Paralel may designate. The Trust will keep Paralel informed of the jurisdictions in which Shares of the Funds are authorized for sale and shall promptly notify Paralel of any change in this information.

(o)	The Trust shall advise Paralel promptly in writing:

i.	of any material correspondence or other communication by the SEC or its staff relating to any Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

ii.	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

iii.	of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

iv.	of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus, which may from time to time be filed with the SEC; and

v.	in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, or in the event that it determines to suspend the redemption of Shares at any time as permitted by the 1940 Act or the rules of the SEC, including any and all applicable interpretations of such by the staff of the SEC.